Exhibit 10.12

Execution Version

 THIRD TEMPORARY WAIVER AND AMENDMENT TO CREDIT AGREEMENT

THIS THIRD TEMPORARY WAIVER AND AMENDMENT TO CREDIT AGREEMENT (this “Waiver and Amendment”) is entered into as of January 26, 2024 by and among FLUENT, LLC, a Delaware limited liability company (the “Borrower”), the Required Lenders party hereto, and CITIZENS BANK, N.A., a national banking association, as administrative agent for the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party to the Credit Agreement (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 31, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of September 3, 2021, that certain Second Amendment to Credit Agreement, Waiver, Acknowledgment and Joinder, dated as of December 19, 2022, that certain Third Amendment to Credit Agreement, dated as of May 15, 2023, that certain Fourth Amendment to Credit Agreement, dated as of August 21, 2023, and as the same may be further amended, modified, extended, restated, replaced or supplemented from time to time, including by this Waiver and Amendment, the “Credit Agreement”);

WHEREAS, the Credit Parties, the Lenders, and the Administrative Agent entered into that certain Temporary Waiver Under Credit Agreement on November 15, 2023 (the “First Waiver Effective Date”), and the waiver provided for thereunder was set to expire January 15, 2024;

WHEREAS, the Credit Parties, the Lenders, and the Administrative Agent entered into that certain Second Temporary Waiver Under Credit Agreement (the “Second Temporary Waiver”) on January 17, 2023, and the waiver provided for thereunder will expire on January 26, 2024;

WHEREAS, those certain Events of Default listed on Exhibit A attached hereto have occurred and are continuing or are anticipated to occur and continue (the “Specified Events of Default”);

WHEREAS, counsel to the Administrative Agent has engaged a financial advisor (the “Financial Advisor”) to, among other things, assist counsel to the Administrative Agent in evaluating and assessing the Borrower’s preparation of an annual operating budget, including cash flow projections of the Parent and its Subsidiaries for the four fiscal quarter period ending on December 31, 2024, prepared on a quarterly basis (the “2024 Budget”), and to provide the Administrative Agent and the Lenders with its evaluation of the 2024 Budget; and

WHEREAS, the Borrower has requested that the Administrative Agent and Required Lenders (i) continue to temporarily waive the Specified Events of Default and (ii) amend certain provisions of the Credit Agreement, and, subject to the satisfaction of the conditions set forth herein, the Administrative Agent and the Required Lenders signatory hereto are willing to waive such Specified Events of Default, on a temporary basis, and make such amendments to the Credit Agreement, on a permanent basis, in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Acknowledgment and Temporary Waiver.

(a)    Each Credit Party acknowledges that: (i) each of the Specified Events of Default has occurred and is continuing (or is anticipated to occur and continue) and has not been cured; and (ii) if the Specified Events of Default are not waived, an Event of Default shall be deemed to be continuing.

(b)    Subject to the terms and conditions set forth in this Waiver and Amendment, including without limitation the conditions to effectiveness set forth in Section 2 below, the limitations set forth in Section 3 below, and the covenants set forth in Section 5 below, and at the request of the Credit Parties, the Administrative Agent and the Lenders party hereto, as of the Third Waiver Effective Date (as defined below), hereby agree to temporarily waive the Specified Events of Default as of the First Waiver Effective Date until the earlier of: (1) the occurrence of any Event of Default other than the Specified Events of Default; (2) April 30, 2024, or (3) the failure by the Credit Parties to comply with all requirements in this Waiver and Amendment (such occurrence, the “Waiver Termination Date”). As used herein, the term “Waiver Period” shall mean the period beginning on the Third Waiver Effective Date and ending on the Waiver Termination Date. Upon the Waiver Termination Date: (i) the waiver set forth in this Section 1(b) shall be deemed of no further force and effect; and (ii) the Specified Events of Default shall be deemed to be continuing.

(c)    Acknowledgment of Rights and Remedies.

(i)    Each Credit Party (i) acknowledges that the Specified Events of Default have occurred and are continuing (or are anticipated to occur and continue); and (ii) acknowledges and agrees that but for the terms of this Waiver and Amendment, the Administrative Agent may, with the consent or at the direction of the Required Lenders, proceed to enforce its rights and remedies, on behalf of the Lenders, under the Credit Documents to collect the Obligations owing under the Credit Agreement and the other Credit Documents.

(ii)    Each Credit Party acknowledges that on and after the Waiver Termination Date, the Administrative Agent may, with the consent or at the direction of the Required Lenders, proceed on behalf of the Lenders and in accordance with the terms of the Credit Agreement and any other Credit Documents, whether with respect to the Specified Events of Default or other Events of Default, if any, to enforce any or all of its rights and remedies under or in respect of this Waiver and Amendment, the Credit Agreement, any of the other Credit Documents or applicable law, including, without limitation, the right: (i) to commence any legal or other action to collect any or all of the Obligations from any or all of the Credit Parties and any other person liable therefor and/or any Collateral; (ii) to foreclose or otherwise realize on any or all of the Collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral; (iii) to vote Collateral consisting of equity interests by proxy; (iv) to exercise dominion over cash in deposit accounts; (v) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the other Credit Documents or applicable law; and (vi) to reject any subsequent waiver, financial restructuring or other proposal made by or on behalf of the Credit Parties, or any of them, or any creditor or equity holder, in each case in accordance with the Credit Documents.

(d)    No Permanent Waiver or Amendment. Except as expressly set forth herein, nothing in this Waiver and Amendment, nor any of the Required Lenders’ or the Administrative Agent’s entry into this Waiver and Amendment or any of the documents referenced herein, their negotiations with any party with respect to any Credit Document, their conduct of any analysis or investigation of any Collateral for the Obligations or any Credit Document, their acceptance of any payment from any Credit Party or any other party, or any other action or failure to act on the part of the Administrative Agent or the Lenders, shall: (i) constitute an extension, modification or permanent waiver of, or give rise to any obligation on the part of the Administrative Agent and the Lenders to extend, modify or permanently waive, any term, condition or other aspect of the Credit Agreement or the other Credit Documents; (iii) extend the terms of the Credit Agreement or the due date of any of the Obligations; or (iv) give rise to any defenses or counterclaims to the right of the Administrative Agent and the Lenders, from and after the Waiver Termination Date, to compel payment of the Obligations or to otherwise enforce their rights and remedies described in the Credit Agreement, the other Credit Documents, or otherwise provided by applicable law. Except as expressly limited herein, the Administrative Agent and the Required Lenders hereby expressly reserve all of their rights and remedies described in the Credit Agreement and the other Credit Documents, or otherwise provided by applicable law that may exist by virtue of the Specified Events of Default, and from and after the Waiver Termination Date, the Administrative Agent and the Lenders shall be entitled to enforce such rights and remedies according to the original terms of the Credit Documents. This Waiver and Amendment shall not constitute a course of dealing with the parties hereto at variance with the Credit Agreement such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Credit Documents in the future. The Credit Parties acknowledge and expressly agree that the Administrative Agent and the Required Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Credit Documents.

SECTION 2. Conditions to Effectiveness. Notwithstanding any other provision of this Waiver and Amendment and without affecting in any manner the rights of the Administrative Agent and the Lenders hereunder, it is understood and agreed that this Waiver and Amendment shall not become effective, and the Credit Parties shall have no rights under this Waiver and Amendment, until satisfaction of the following conditions precedent (the date on which all such conditions precedent are satisfied, the “Third Waiver Effective Date”):

(a)    the Administrative Agent shall have received executed counterparts to this Waiver and Amendment from each of the Credit Parties, the Required Lenders and the Required Revolving Lenders;

(b)    payment by the Borrower of (i) all outstanding fees and expenses required to be paid under the Credit Agreement, including, but not limited to, fees and expenses of the Administrative Agent and its advisors (including, but not limited to, counsel and financial advisors) and (ii) the fee due and payable pursuant to that certain Fee Letter dated as of the date hereof;

(c)    payment by Borrower of a waiver fee to the Administrative Agent for the benefit of the Lenders party hereto in the aggregate amount of $103,125.00 on a pro rata basis;

(d)    the representations and warranties in Section 7 of this Waiver and Amendment being true and accurate.

SECTION 3. Limitations to this Waiver and Amendment. Each Credit Party hereby agrees that, notwithstanding the waiver set forth in Section 1(b), it shall not, nor will it permit any Subsidiary to, without the prior written consent of the Administrative Agent, during the Waiver Period:

(a)    create or incur any new Indebtedness pursuant to Section 6.1(i) of the Credit Agreement;

(b)    create or incur any new Indebtedness pursuant to Section 6.1(j) of the Credit Agreement;

(c)    create, incur, or assume any new Liens pursuant to Section 6.2(cc) of the Credit Agreement;

(d)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(iv)(A)(3) of the Credit Agreement;

(e)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(vi) of the Credit Agreement;

(f)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(viii) of the Credit Agreement;

(g)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(xiv) of the Credit Agreement;

(h)    make any Investment pursuant to Section 6.5(e) of the Credit Agreement;

(i)    make any Investment pursuant to Section 6.5(g) of the Credit Agreement;

(j)    make any Investment pursuant to Section 6.5(h)(i) of the Credit Agreement;

(k)    make any Investment pursuant to Section 6.5(h)(ii) of the Credit Agreement;

(l)    make any Investment pursuant to Section 6.5(k) of the Credit Agreement;

(m)    make any Investment pursuant to Section 6.5(p) of the Credit Agreement;

(n)    make any Investment pursuant to Section 6.5(q) of the Credit Agreement;

(o)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(d) of the Credit Agreement;

(p)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(e) of the Credit Agreement;

(q)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(h) of the Credit Agreement; and

(r)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(i) of the Credit Agreement.

Failure to comply with the foregoing shall constitute an immediate Event of Default under the Credit Agreement.

SECTION 4. Amendments to Credit Agreement. Effective as of the Third Waiver Effective Date, the Credit Agreement shall be amended as follows:

(a)    The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement shall be permanently amended by adding the following sentence at the end of such section:

Notwithstanding anything herein to the contrary, at all times on and after January 1, 2024 the Applicable Margin for (i) Revolving Loans and Term Loans that are Alternate Base Rate Loans shall be 3.00%, (ii) Revolving Loans and Term Loans that are SOFR Loans shall be 4.00% and (iii) the Letter of Credit Fee shall be 4.00%.

(b)    The definition of “Maturity Date” set forth in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety as follows:

“Maturity Date” shall mean September 30, 2025.

SECTION 5. Covenants. As a material inducement to the execution by the Administrative Agent and the Required Lenders of this Waiver and Amendment, in addition to the Credit Parties’ other covenants set forth in the Credit Agreement and the other Credit Documents, each Credit Party agrees, as applicable, that it shall comply with each of the following covenants on and after the Third Waiver Effective Date and that the failure to comply with any of such covenants after the applicable due date shall constitute an immediate Event of Default under the Credit Agreement, which is not a Specified Event of Default:

(a)    Additional Reporting. In addition to any and all reporting requirements set forth in the Credit Agreement, the Borrower shall provide to the Administrative Agent (for subsequent distribution to Lenders) the following during the Waiver Period, which in each case shall be in form and substance acceptable to Administrative Agent in its sole discretion:

(i)    On each Monday, a thirteen-week cash report for the subsequent thirteen-week period setting forth all forecasted receipts and disbursements on a weekly basis (“Cash Forecast”) and a variance report (A) comparing the Credit Parties’ actual cash receipts, disbursements, and cash flows for the immediate preceding week to projected cash receipts, disbursements, and cash flows for such week as set forth in the immediately prior Cash Forecast, (B) comparing the material variances to the amounts set forth in the applicable Cash Forecast, and (C) including footnotes or other similar notations describing any material differences in the actual versus forecasted results (and the Credit Parties’ shall provide the Administrative Agent access to the Credit Parties’ management team to discuss material variances);

(ii)    On or prior to the twentieth (20th) day of each calendar month (commencing on February 20, 2024), (A) a copy of the Consolidated balance sheet of the Parent and its Subsidiaries as of the end of the preceding monthly period and related Consolidated statements of income and retained earnings and of cash flows for the Parent and its Subsidiaries for such preceding monthly period and for the portion of the fiscal year ending with such preceding monthly period, in each case a report setting forth all variances on a line-item and aggregate basis, from the amount set forth for such period as compared to the 2024 Budget provided pursuant to Section 5(a)(iv) of this Amendment and Waiver and including management discussion and analysis of operating results inclusive of operating metrics in comparative form, and (B) a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b) of the Credit Agreement stating that (x) such financial statements present fairly in all material respects the financial position of the Credit Parties and their Subsidiaries on a consolidated basis for the periods indicated in conformity with GAAP (subject, in the case of interim statements, to normal recurring year end audit adjustments and the absence of footnotes) applied on a consistent basis and (y) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 of the Credit Agreement as of the last day of such monthly period;

(iii)    On or prior to the fifteenth (15th) day of each calendar month (commencing on February 15, 2024), a copy of the projected profit and loss statements for the Parent and its Subsidiaries for such monthly period and for the portion of the fiscal year ending with such period, setting forth in comparative form the profit and loss statement for the corresponding period or periods of the preceding fiscal year;

(iv)    On or prior to January 31, 2024, in accordance with Section 5.1(c) of the Credit Agreement, the 2024 Budget, together with a summary of the material assumptions made in the preparation of such 2024 Budget;

(v)    On or before January 31, 2024, a copy of their cost reduction action plan (the “Action Plan”), with specific identification of each area of savings (including corresponding projected savings over an identified period of time), management team responsibilities, and estimated timeline;

(vi)    Beginning the week ending February 9, 2024, on each Monday, a report assessing the Credit Parties’ progress under and execution of the Action Plan against the timeline set forth in the Action Plan, which report shall include identification of material variances and footnotes or other similar notations describing any material differences in the actual versus planned results (and the Credit Parties’ shall provide the Administrative Agent access to the Credit Parties’ management team to discuss material deviations); and

(vii)    On or prior to the fifteenth (15th) day of each calendar month (commencing on February 15, 2024), a report comparing the performance of the Credit Parties’ licensed agents against the corresponding expected performance identified in the 2024 Budget.

(b)    Financial Advisor. Pursuant to Section 9.5(a) of the Credit Agreement, the Administrative Agent shall continue to retain the Financial Advisor. The Credit Parties stipulate, acknowledge, and agree that the Credit Parties shall continue to timely pay the reasonable and documented costs and expenses of the Administrative Agent in retaining the Financial Advisor.

(c)    Lender Calls. Beginning the week starting January 29, 2024 and during the third week of each month thereafter, the management of the Borrower shall host a conference call for the Lenders to discuss the Borrower’s financial statements and financial performance. No fewer than three days prior to each conference call, the Borrower shall notify the Administrative Agent of the time and date of such conference call and shall provide the Administrative Agent (for distribution to the Lenders) with access instructions to the conference call.

(d)    Domestic Unrestricted Cash. During the period beginning on the Third Waiver Effective Date through and including the Waiver Termination Date, the Credit Parties shall, and shall cause each of its Subsidiaries, to (i) maintain Domestic Unrestricted Cash on the balance sheet of the Credit Parties and their Subsidiaries (but excluding any cash received on such date in connection with any Loan or other incurrence of Indebtedness) in an amount equal to or greater than $7,500,000 and (ii) on each Monday (or if such Monday is not a Business Day, the next succeeding Business Day), furnish to Administrative Agent (which will promptly be distributed to Lenders) an officer’s certificate prepared by the chief financial officer or other Responsible Officer of the Borrower with knowledge as to the financial condition of the Credit Parties and their Subsidiaries (x) stating that, as of the Friday preceding the delivery of such officer’s certificate, the Credit Parties and their Subsidiaries are in compliance with Section 5(c) of this Waiver and Amendment, and (y) attaching account balances as of the Friday preceding the delivery of such officer’s certificate.

(e)    Waiver Milestones. The Credit Parties shall:

(i)    On or before January 31, 2024, provide evidence of a duly executed engagement letter (in form and substance reasonably satisfactory to the Administrative Agent) with a reputable investment banker acceptable to the Administrative Agent, the scope of which shall include delivery to the Administrative Agent on or before February 29, 2024 of a review of all strategic options available for the Credit Parties in connection with a Transaction Commitment (as defined below) (it being understood that such review shall be in form and substance satisfactory to the Administrative Agent with a written report of the same); and

(ii)    On or before March 31, 2024, Borrower shall provide to the Administrative Agent one or more of the following in form and substance acceptable to Administrative Agent in its absolute and sole discretion (each, a “Transaction Commitment”): (w) one or more commitment letters to provide Borrower with additional capital in exchange for equity in one or more of the Credit Parties; (x) a commitment by a third party to provide subordinated debt to the Credit Parties; (y) a purchase agreement related to the sale of a divested business segment to a third party; or (z) a commitment letter provided by a third party, or third parties, for financing in an amount sufficient to repay all outstanding Obligations under the Credit Agreement; provided that any such Transaction Commitment, or any such Transaction Commitments in the aggregate, provided by Borrower must: (A) set forth terms that are acceptable to the Administrative Agent in its absolute and sole discretion; (B) be provided by a reputable counterparty that is acceptable to the Administrative Agent in its absolute and sole discretion; (C) be in form and substance satisfactory to the Administrative Agent in its absolute and sole discretion, and (D) provide for net proceeds to the Credit Parties of not less than $10,000,000.

SECTION 6. Revolving Loans, Swingline Loans, and Letters of Credit. Notwithstanding any of the waivers set forth in this Waiver and Amendment, the Credit Parties acknowledge and agree that they will not request any additional Revolving Loans, Swingline Loans or Letters of Credit from any Lender and that notwithstanding the temporary waiver set forth in Section 1(b) hereof, as a condition to the Lenders providing the waivers set forth in Section 1(b) hereof, no Lender is obligated to provide nor shall any Lender provide any Revolving Loans, Swingline Loans or Letters of Credit pursuant to the Credit Agreement during the Waiver Period.

SECTION 7. Representations. To induce the Required Lenders and the Administrative Agent to enter into this Waiver and Amendment, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)    Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform this Waiver and Amendment and has taken all necessary limited liability company, partnership or corporate action, as applicable, to authorize the execution, delivery and performance by it of the Waiver and Amendment. The Waiver and Amendment has been duly executed and delivered on behalf of each Credit Party. The Waiver and Amendment constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)    The execution, delivery and performance by each Credit Party of this Waiver and Amendment (a) will not violate any Requirement of Law or any Contractual Obligation of any Credit Party, except those as to which waivers or consents have been obtained or those where such violation could not reasonably be expected to have a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties, (ii) any material Contractual Obligation to which such Person is a party or (iii) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, except in the case of clause (b)(ii) and (b)(iii) where such conflict could not reasonably be expected to have a Material Adverse Effect and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens.

(c)    After giving effect to this Waiver and Amendment, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects, and no Event of Default has occurred and is continuing as of the date hereof other than the Specified Events of Default.

SECTION 8. Miscellaneous.

(a)    Continuing Effectiveness of Credit Documents. All terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) obligations of the Credit Parties party thereto.

(b)    Reaffirmation of Obligations and Acknowledgment of Indebtedness. Each Credit Party hereby acknowledges that the Credit Documents and the Obligations constitute the valid and binding obligations of such Credit Party enforceable against such Credit Party, and each Credit Party hereby reaffirms its obligations under the Credit Documents. Additionally, each Credit Party hereby acknowledges that, as of the date hereof: (a) the Borrower is indebted to the Lenders in the principal amount of at least $31,250,000.00 with respect to the Term Loans; (b) the Borrower is indebted to the Lenders in the principal amount of at least $0.00 respect to the Revolving Loans (inclusive of outstanding Letters of Credit); and (c) the aggregate face amount of all issued and outstanding Letters of Credit is $1,479,746.67.

(c)    Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Security Agreement and the other Credit Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Security Agreement and the other Credit Documents and extends to all of the Obligations.

(d)    Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) obligations of the Credit Parties to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Waiver and Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement or any Default or Event of Default other than the Specified Events of Default. This Waiver and Amendment shall constitute a Credit Document for all purposes of the Credit Agreement.

(e)    Governing Law. This Waiver and Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

(f)    No Novation. This Waiver and Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

(g)    Counterparts. This Waiver and Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Waiver and Amendment by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

(h)    Binding Nature. This Waiver and Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Waiver and Amendment.

(i)    Entire Understanding. This Waiver and Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

(j)    Release. Each Credit Party hereby releases, acquits, and forever discharges the Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Administrative Agent or the Lenders existing or occurring prior to the date of this Waiver and Amendment or any instrument executed prior to the date of this Waiver and Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of the Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment under Credit Agreement to be executed as of the date first above written.

BORROWER: FLUENT, LLC

By:
Name:	Don Patrick
Title:	Chief Executive Officer

[Signature Page to Waiver and Amendment]

CITIZENS BANK, N.A., as a Lender, Issuing Lender, Swingline Lender and as Administrative Agent on behalf of the Lenders

By:
Name:
Title:

[Signature Page to Waiver and Amendment]

BANKUNITED, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Waiver and Amendment]

FIRST-CITIZENS BANK & TRUST COMPANY
(successor by purchase to the Federal Deposit Insurance Corporation as receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)), as a Lender

By:
Name:
Title:

[Signature Page to Waiver and Amendment]

Exhibit A

Specified Events of Default

1.

The Credit Parties failed to comply with the Total Leverage Ratio covenant for the fiscal quarters ended September 30, 2023 and December 31, 2023, as required by Section 5.9(a) of the Credit Agreement, which constitutes an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.

2.

The Credit Parties failed to provide written notice of the name change of Fluent Insurance Agency, LLC to Purpose Insurance Agency, LLC, pursuant to Section 6.7 of the Credit Agreement, which constitutes an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.

3.

The Credit Parties failed to comply with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ended December 31, 2023, as required by Section 5.9(b) of the Credit Agreement, which constitutes an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.

4.

The Credit Parties anticipate that they will fail to comply with the Total Leverage Ratio covenant for the fiscal quarter ending March 31, 2024, as required by Section 5.9(a) of the Credit Agreement, which constitutes an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.

5.

The Credit Parties anticipate that they will fail to comply with the Fixed Charge Coverage Ratio covenant for the fiscal quarter ending March 31, 2024, as required by Section 5.9(b) of the Credit Agreement, which will constitute an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.